SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-30857


                            ORDERPRO LOGISTICS, INC.
                            ________________________

                                  NOW KNOWN AS

                         SECURUS RENEWABLE ENERGY INC.
                         _____________________________
             (Exact name of registrant as specified in its charter)

                7400 NORTH ORACLE ROAD, SUITE 162, ARIZONA 85704
                ________________________________________________
                    (Address of principal executive offices)

                                 (520) 575-5745
                                 ______________
              (Registrant's telephone number, including area code)

                                  COMMON STOCK
                                  ____________
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ____

     (Title of each class of Securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [X]    Rule 12h-3(b)(1)(i)            [ ]

Rule 12g-4(a)(1)(ii)         [ ]    Rule 12h-3(b)(1)(ii)           [ ]

Rule 12g-4(a)(2)(i)          [ ]    Rule 12h-3(b)(2)(i)            [ ]

Rule 12g-4(a)(2)(ii)         [ ]    Rule 12h-3(b)(2)(ii)           [ ]

                                    Rule 15d-6                     [ ]

     Approximate number of holders of record as of the certification or notice date: 43

     Pursuant to the requirements of the Securities Exchange Act of 1934, Proton Laboratories, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            ORDERPRO LOGISTICS, INC.


DATE: February 11, 2010    /s/ STEVE KURLANDER
                           __________________________
                           Steve Kurlander, President